Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MATERIAL SCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2673173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 East Pratt Boulevard Elk Grove Village, Illinois	60007
(Address of Principal Executive Offices)	(Zip Code)

Material Sciences Corporation 2012 Incentive Compensation Plan

(Full Title of the plan)

Clifford D. Nastas

Chief Executive Officer

Material Sciences Corporation

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Name and address of agent for service)

(847) 439-2210

(Telephone number, including area code, of agent for service)

Copies to:

Lawrence D. Levin, Esq.

Katten Muchin Rosenman LLP

525 West Monroe Street, Suite 1900

Chicago, Illinois 60661-3693

(312) 902-5200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.02 per share (2012 Plan)	1,000,000	$8.16	$8,160,000	$935
Common Stock, par value $0.02 per share (from 1992 Employee Plan)	1,130,789	NA	NA	NA
Total	2,130,789	$8.16	$8,160,000	$935

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.02 per share, of the Registrant (the “Common Stock”) that may be issued to prevent dilution resulting from any merger, consolidation, reorganization, stock split, stock dividend or similar transaction.
(2)	Computed in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the NASDAQ Stock Market on July 16, 2012.
(3)	The shares being registered by Material Sciences Corporation (the “Registrant”) on this Form S-8 Registration Statement under the Material Sciences Corporation 2012 Incentive Compensation Plan (the “2012 Plan”) include 1,000,000 newly authorized shares. The remaining 1,130,789 shares being registered under the 2012 Plan are shares which were previously available for grant under the Material Sciences Corporation Amended and Restated 1992 Omnibus Stock Awards Plan for Key Employees (“1992 Employee Plan”). The Registrant previously registered such shares for issuance on Registration Statements on Form S-8 (SEC File Nos. 333-47536, 333-88387, 333-33885 and 333-15679). Accordingly, the associated registration fees previously paid on these shares under the prior Registration Statements are hereby carried forward to cover a portion of the registration fee due under this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I (Plan Information and Registrant Information and Employee Plan Annual Information) will be sent or given to the plan participants as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents, which have been previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2012;

(c)	The Registrant’s Current Report on Form 8-K filed on June 29, 2012; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 23, 1984, under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (other than information furnished under Items 2.02 or 7.01 of Form 8-K or otherwise not filed with the Commission, which is deemed not to be incorporated by reference in this Registration Statement).

A statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Each of Article Nine of the Restated Certificate of Incorporation of the Registrant and Article X, Section 10.1 of the By-Laws of the Registrant, as amended, provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Article Eleven of the Registrant’s Restated Certificate of Incorporation provides that a director of Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

The Registrant has entered into indemnity agreements with its directors and executive officers. These agreements may require the Registrant, among other things, to indemnify such directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers, as the case may be, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors’ and officers’ liability insurance if available on reasonable terms.

Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

The Registrant maintains liability insurance for its directors and executive officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit	Description

4.1	Restated Certificate of Incorporation of Material Sciences Corporation (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended August 31, 1997)

4.2	By-Laws of Material Sciences Corporation, as amended (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended November 30, 2007)

4.3	Material Sciences Corporation 2012 Incentive Compensation Plan (incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 29, 2012)

5.1	Opinion of Katten Muchin Rosenman LLP

23.1	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on this 18th day of July 2012.

MATERIAL SCIENCES CORPORATION

By:	/s/ James D. Pawlak

James D. Pawlak
Vice President, Chief Financial Officer, Corporate Controller and Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Clifford D. Nastas and James D. Pawlak and each of them severally, acting alone and without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, to sign on his or her behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as each might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Titles	Date

/s/ CLIFFORD D. NASTAS Clifford D. Nastas	Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2012

/s/ JAMES D. PAWLAK James D. Pawlak	Vice President, Chief Financial Officer, Corporate Controller and Corporate Secretary (Principal Financial and Accounting Officer)	July 18, 2012

/s/ TERRY L. BERNANDER Terry L. Bernander	Director	July 18, 2012

/s/ FRANK L. HOHMANN III Frank L. Hohmann III	Director	July 18, 2012

/s/ SAMUEL LICAVOLI Samuel Licavoli	Director	July 18, 2012

/s/ PATRICK J. MCDONNELL Patrick J. McDonnell	Director	July 18, 2012

/s/ JOHN P. REILLY John P. Reilly	Non-Executive Chairman of the Board	July 18, 2012

/s/ DOMINICK J. SCHIANO Dominick J. Schiano	Director	July 18, 2012

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Katten Muchin Rosenman LLP

23.1	Consent of Katten Muchin Rosenman LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on the signature page to this Registration Statement)